Contact:	James A.D. Smith
President and Chief Executive Officer
650-562-1424

FOR IMMEDIATE RELEASE

Genelabs Names Peter R. Young, Ph.D. as Vice President, Biology

and Announces Resignation of Chief Financial Officer

Redwood City, CA — August 25, 2006 — Genelabs Technologies, Inc. (Nasdaq: GNLB) announced today that Peter R. Young, Ph.D. has joined the company as Vice President, Biology. Dr. Young joins Genelabs from Celera Genomics, where he was Vice President, Biology. He reports to Ronald C. Griffith, Ph.D., Genelabs’ Chief Scientific Officer.

“I am excited to have Peter join Genelabs. He has successfully moved products from lead optimization into preclinical development and then phase I clinical development, skills that precisely fit the needs of our three hepatitis C virus drug discovery programs,” stated Dr. Griffith. “He brings to Genelabs a wealth of experience in molecular biology, including target identification and validation, to further support our existing chemistry and biology teams.”

Prior to Celera, Dr. Young was Vice President, Research at Sugen, Inc. and previously was Director, Metabolic Disease with DuPont Pharmaceuticals and Bristol Myers Squibb and Director, Molecular Biology with SmithKline Beecham. He received his Ph.D. in Molecular Biology from the University of Pennsylvania and his MA and BA degrees in Chemistry from the University of Oxford. He is an inventor on 44 US patents and has published over 100 abstracts and papers.

“Peter’s scientific knowledge and breadth of experience will nicely complement our management team as Genelabs advances its existing drug discovery programs and investigates new opportunities for additional areas of growth,” stated James A.D. Smith, President and Chief Executive Officer.

Genelabs also announced today that its Chief Financial Officer, Matthew Loar, will be leaving the company on September 1st to accept a position at a newly public biotechnology company. Genelabs has initiated a search for a replacement, and Mr. Smith will assume Mr. Loar’s responsibilities until a new CFO is named. Mr. Loar joined Genelabs in 1995 and was appointed CFO in 2001.

“Our employees, management team, board members and I will miss Matt’s valuable contributions as we move our programs forward. His dedication to financing our operations and our recent success with the Nasdaq hearing panel are examples of the important role Matt has played in positioning Genelabs for its next round of growth,” said Mr. Smith.

“Within the past few years Genelabs has made tremendous progress in its HCV programs and has developed world-class drug discovery capabilities, making my decision to leave very difficult,” stated Mr. Loar. “However, after more than 10 years with the company it is time for me to explore a new opportunity, and I feel that I can do so now because Genelabs’ finances are in sound shape. I look forward to continuing to be a shareholder of Genelabs and to following its future developments.”

About Genelabs Technologies

Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note: Genelabs® and the Genelabs logo are registered trademarks and Prestara™ is a trademark of Genelabs Technologies, Inc.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding the strengthening of Genelabs’ drug discovery capabilities, the investigation of opportunities for additional areas of growth, the departure timing of the company’s CFO and the adequacy of the company’s finances. These forward-looking statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, the ability to maintain compliance with the Nasdaq Capital Market continued listing standards; potential development failures or setbacks in our HCV research programs or in our collaborations with Novartis and/or Gilead; progress and announcements by competitors regarding their HCV programs; and regulatory problems or delays regarding Prestara™, including an adverse response from the FDA or a determination to discontinue development of Prestara. Please see the information appearing in Genelabs’ filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions “Risk Factors” and “Forward-Looking Statements” for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.